Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BANCORPSOUTH BANK

Pursuant to the provisions of the Mississippi Code of 1972 (the "Code"), BancorpSouth Bank, a Mississippi banking corporation, hereby amends and restates its Articles of Incorporation as  follows:

1.   Name. The name of the corporation is BancorpSouth Bank (the “Bank”).

2.   Domicile; Registered Office; Registered Agent. The domicile of the Bank is Lee County, Tupelo, Mississippi. The street address of the registered office of the Bank is One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38801. The name of the Bank’s registered agent at this address is Charles J. Pignuolo.

3.   Period of Existence. The period of existence of the Bank shall be ninety-nine (99) years from the date hereof.

4.   Purpose. The purpose of the Bank is to engage in the business of a commercial bank, to do all acts and engage in all activities now, or as hereafter may be, permitted to be done by such a bank (including trust powers), and to engage in any business activity or exercise any power as permitted by law.

5.   Authorized Capital. The aggregate number of shares of capital stock the Bank is authorized to issue is (i) five hundred million (500,000,000) shares of common stock, all one class having a  par value of $2.50 per share (the “Common Stock”), and (ii) five hundred million (500,000,000) shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).

Each share of the Common Stock shall be entitled to one vote on all matters requiring a vote of the shareholders. Subject to any preferences and rights of any holders of any other class of stock, holders of the Common Stock shall have the right to receive such dividends as may be declared from time to time by the Bank’s Board of Directors and, upon any liquidation or dissolution of the Bank, shall be entitled to receive the net assets of the Bank.

Shares of the Preferred Stock may be issued from time to time in one or more classes or series by the Bank’s Board of Directors. The Bank’s Board of Directors is hereby expressly authorized, subject to the limitations provided by law, to amend these Amended and Restated Articles of Incorporation to establish and designate classes or series of the Preferred Stock, to fix the number of shares constituting each class or series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each class or series and the variations in the relative powers, rights, preferences and limitations as between or among classes or series,  and to increase and to decrease the number of shares constituting each class or series. The authority of the Board of Directors with respect to any class or series shall include, but shall not be limited to, the authority to fix and determine the following:

(a)  The number of shares constituting that class or series and the distinctive designation of that class or series;

(b)  The increase and the decrease, to a number not less than the number of the outstanding shares of such class or series, of the number of shares constituting such class or series as theretofore fixed;

(c)  The rate or rates and the time at which dividends on the shares of such class or series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(d)  Whether or not the shares of such class or series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the manner of selecting shares of such class or series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(e)  The amount payable on the shares of such class or series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Bank. A liquidation, dissolution or winding up of the Bank, as such terms are used in this subparagraph (e), shall not be deemed to be occasioned by or to include any consolidation or merger of the Bank with or into any other entity or entities or a sale, lease or conveyance of all or a part of the assets of the Bank;

(f)  Whether or not the shares of such class or series shall have voting rights and the terms and conditions thereof;

(g)  Whether or not a sinking fund or purchase fund shall be provided for the redemption or purchase of the shares of such class or series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

(h)  Whether or not the shares of such class or series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price; and

(i)  Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article 5 or the limitations provided by applicable law.

6.   Shareholders. The sole shareholder of the Bank is BancorpSouth, Inc., One Mississippi Plaza, Tupelo, Mississippi 38801, and such shareholder owns one (1) share of Common Stock.

7.   Board of Directors. The Board of Directors of the Bank shall consist of such number of members not less than nine (9) nor more than fifteen (15), the exact number to be fixed and determined from time to time by resolution of a majority of the entire Board of Directors. The Board of Directors shall be divided into three (3) classes of as nearly equal size as possible. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting after their election or until their earlier retirement from the Board. If a vacancy occurs on the Board of Directors for any reason, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy, provided that the Board of Directors may elect instead to (i) not fill the vacancy or (ii) have the vacancy filled by vote of the shareholders at any regular or special meeting of the shareholders. A vote of at least eighty percent (80%) of the outstanding voting stock of the Bank is required to increase the maximum number of the members of the Board of Directors if the Board of Directors does not recommend an increase in the maximum number of members of the Board. Shareholders shall have no right to cumulate their votes in the election of directors.

8.   Removal of Directors. A director of the Bank may be removed for cause by the affirmative vote of a majority of the entire Board of Directors of the Bank or by the affirmative vote of a majority of the shareholders. Shareholders also may remove a director of the Bank without cause by the affirmative vote of the holders of not less than sixty-seven (67%) of the outstanding voting stock of the Bank. For the purposes of this provision, “cause” means final conviction of a felony, unsound mind, conduct prejudicial to the interests of the Bank, or suspension and/or temporary prohibition from participating in the affairs of the Bank by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(e)(3) and (g)(1)) or other similar law or regulation.

9.   Elimination of Certain Liability of Directors. A director of the Bank shall not be held personally liable to the Bank or its successor, or the shareholders thereof, for monetary damages unless the director or officer acted in a grossly negligent manner or engaged in conduct which demonstrates a greater disregard of the duty of care than gross negligence, such as intentional tortious conduct or intentional breach of his or her duty of loyalty or intentional commission of corporate waste. For the purposes of this provision, the term "gross negligence" means a reckless disregard of, or a carelessness amounting to gross indifference to, the best interests of the Bank or the shareholders thereof, and involves a substantial deviation below the standard of care expected to be maintained by a reasonably careful person under like circumstances. A director of the Bank shall, in the performance of his or her duties, be fully protected in relying in good faith on the records of the Bank and in relying in good faith upon information, opinions, reports or statements presented to him or her, to the Bank, to the Board of Directors or to any committee thereof by any of the Bank's officers or employees or by any committee of the Board of Directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the Board of Directors or any committee thereof or by any officer having the authority to make such selection or by any other person as to matters the director in good faith believes are within such selected person's professional or expert competence, such person having been selected in good faith by the Board of Directors or any committee thereof or any officer having the authority to make such selection.

If the Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Bank shall be eliminated or limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the provisions of this Article 9 by the shareholders shall not adversely affect any right or protection of a director of the Bank existing at the time of such repeal or modification.

10. Indemnification. (a) The Bank shall indemnify, and upon request shall advance expenses prior to final disposition of a proceeding to, any person (or the estate or personal representative of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Bank, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding: (a) to the full extent permitted by Section 79-4-8.51 of the Code; and (b) despite the fact that such person has not met the standard of conduct set forth in Section 79-4-8.51(a) of the Code or would be disqualified for indemnification under Section 79-4-8.51(d) of the Code, if a determination is made by a person or persons enumerated in Section 79-4-8.55(b) of the Code that (i) the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (ii) the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding need not be accompanied by the affirmation required by Section 79-4-8.53(a)(1) of the Code, but the remaining provisions of Section 79-4-8.53 of the Code shall be applicable to any such request. The Bank may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.

(b)  The rights to indemnification and advancement of expenses set forth in Subsection (a) of this Article 10 are intended to be greater than those which are otherwise provided for in the Code, are contractual between the Bank and the person being indemnified, and the heirs, executors and administrators of such person, and in this respect are mandatory, notwithstanding a person’s failure to meet the standard of conduct required for permissive indemnification under the Code, as amended from time to time. The rights to indemnification and advancement of expenses set forth in Subsection (a) of this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled or granted by law, these Articles of Incorporation, the bylaws, a resolution of the Board of Directors, a vote of the shareholders of the Bank, or an agreement with the Bank, which means of indemnification and advancement of expenses are hereby specifically authorized. Any repeal or modification of the provisions of this Article 10 shall not affect any obligations of the Bank or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification. If an amendment to the Code hereafter limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Article 10 which occur subsequent to the effective date of such amendment.

(c)  If this Article 10 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Bank shall nevertheless indemnify each director, officer, employee or agent of the Bank as to any liability incurred or other amounts paid with respect to any proceeding, including, without limitation, a grand jury proceeding and any proceeding by or in the right of the Bank, to the fullest extent permitted by any applicable portion of this Article 10 that shall not have been invalidated, by the Code, or by any other applicable law. Unless the context otherwise requires, terms used in this Article 10 shall have the meanings given in Section 79-4-8.50 of the Code.

11. Special Meetings of Shareholders. Special meetings of the shareholders, unless otherwise required by law, may be called at any time by the Chairman, Chief Executive Officer or Secretary and shall be called by the Chairman, Chief Executive Officer or Secretary at the request in writing of a majority of the Board of Directors or of shareholders owning not less than twenty percent (20%) of all the shares of capital stock of the Bank issued and outstanding and entitled to vote at such meeting. Such written request must state the purpose or purposes for which the meeting is called and the person or persons calling the meeting.

12. Action Without Meeting of Shareholders. As permitted by the Code, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Bank for inclusion in the minutes or filing with the corporate records.

13. Approval of Certain Transactions. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Bank is required in the event that the Board of Directors of the Bank does not recommend to the shareholders of the Bank a vote in favor of (a) a merger or consolidation of the Bank with, or (b) a sale, exchange or lease of all or substantially all of the assets of the Bank to, any person or entity. For purposes of this provision or for purposes of this Article 13, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of twenty five percent (25%) or more of the total assets as reflected on a balance sheet of the Bank as of a date no earlier than forty-five (45) days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Bank is required to amend or repeal the provisions of this Article 13.

14. Transactions with Certain Shareholders. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock of the Bank and the affirmative vote of the holders of not less than sixty-seven (67%) of the outstanding shares of voting stock held by shareholders other than a Controlling Party (as defined below) shall be required for the approval or authorization of any merger, consolidation, sale, exchange of lease of all or substantially all of the assets of the Bank if such transaction involves any shareholders owning or controlling 20% or more of the Bank’s voting stock at the time of the proposed transaction (“Controlling Party”); provided, however, that these voting requirements shall not be applicable in such transactions in which (a) the cash or fair market value of the property, securities or other consideration to be received (which includes Common Stock of this Bank retained by its existing shareholders in such a transaction in which the Bank is the surviving entity) per share by holders of Common Stock of the Bank in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions), paid by the Controlling Party in the acquisition of any of its holdings of the Bank’s Common Stock in the three (3) years preceding the announcement of the proposed transaction or (b) the transaction is approved by a majority of the entire Board of Directors.

The requirements of this Article 14 are in addition to and separate from any consent or approval that may be required by these Articles of Incorporation to authorize any merger, consolidation, or sale, exchange or lease of all or substantially all of the assets of the Bank. The affirmative vote of not less than eighty percent (80%) of the outstanding voting stock is required to amend or repeal this Article 14.

15. Venue. Unless the Bank consents in writing to the selection of an alternative venue, Lee County, Mississippi, shall be the sole and exclusive venue for (a) any derivative action or proceeding brought on behalf of the Bank, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Bank to the Bank or the Bank’s shareholders, (c) any action asserting a claim arising pursuant to any provision  of Chapter 4 of Title 79 of the Code, Title 81 of the Code, these Articles of Incorporation or the Bylaws of the Bank or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to a court of competent jurisdiction in Lee County, Mississippi having personal jurisdiction over the indispensable parties named as defendants therein.

Dated: July 26, 2017	BancorpSouth Bank

	By:	/s/ James D. Rollins III

James D. Rollins III
Chairman and Chief Executive Officer

ATTEST:

/s/ Cathy S. Freeman

Cathy S. Freeman
Senior Executive Vice President and Chief Administrative Officer